Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Five9, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-195037, 333-204145) on Form S-8 of Five9, Inc. of our report dated March 3, 2016, with respect to the consolidated balance sheets of Five9, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Five9, Inc.

/s/ KPMG LLP
San Francisco, California
March 3, 2016